Exhibit 99

NEWS RELEASE

[NEWHALL LAND AND FARMING COMPANY LETTERHEAD]

FOR IMMEDIATE RELEASE	Contact:	Marlee Lauffer Newhall Land (661) 255-4247

NEWHALL LAND APPOINTS NEW INTERIM CFO

MORK ANNOUNCES RESIGNATION

        Valencia, California, February 12, 2003—The Newhall Land and Farming Company (NYSE, PSE/NHL) announced that Donald L. Kimball has been appointed as acting chief financial officer. Over the past 16 years, Kimball has assumed increasing responsibility within the finance department and most recently served as vice president-finance and controller for the Company. He will continue to oversee financial reporting, information systems and audit services and now will also assume responsibility for treasury, investor relations and tax services.

        Stuart R. (Rick) Mork, senior vice president and chief financial officer, announced that he will be resigning effective March 1, 2003 to pursue other opportunities. "I have enjoyed my 15 years with Newhall Land immensely but look forward to new career challenges", said Mork.

        "Under the leadership of Rick Mork, Newhall Land acquired and completed very profitable ventures in Arizona and Colorado and the company has greatly expanded its financing relationships, improved its capital structure while continuing its conservative approach to its balance sheet," said Gary M. Cusumano, president and chief executive officer. "In the last five years, we have purchased over one-third of the company in an aggressive unit repurchase program, yet we have limited debt exposure and have maintained adequate resources to focus on our complex entitlement process. Rick's guidance has been invaluable to the successful execution of our strategy."

        Mork joined Newhall Land in 1987 as treasurer following a variety of management positions with public and private companies in banking, investments and energy. He was appointed vice president in 1992, CFO in 1995 and senior vice president and CFO in 1996. He received his Bachelor of Science degree in finance and accounting and his MBA in finance from the University of Southern California. Mork serves on the Board of Directors of the Lusk Center for Real Estate at USC and the Los Angeles Area Council of the Boy Scouts of America, is a member of Urban Land Institute and is Chairman of the Henry Mayo Newhall Memorial Hospital Board of Directors.

        Kimball, a certified public accountant, joined the company in 1986 as director of internal audit. In 1990, he was promoted to controller, and in 1994 elected vice president-controller. Kimball received his Bachelor of Science degree in business and accounting from California State University, Northridge and MBA degree from Pepperdine University. Prior to joining Newhall Land, he was an audit supervisor with Coopers & Lybrand. Kimball founded the Santa Clarita Valley Chapter of the American Diabetes Association in 1997 and serves on its board of directors. He is a past president and current board member of the Santa Clarita Valley Committee on Aging and an associate member of Urban Land Institute.

        "Don is a key member of the Company's financial management team and his experience and leadership skills have prepared him well for his expanded responsibilities at Newhall Land," said Cusumano. "It is expected that the Board of Directors will appoint him chief financial officer at its April 15 meeting."

        Newhall Land is a premier community planner in north Los Angeles County. Its primary activity is planning the new town of Valencia, California. Newhall Ranch, its next new town, and Valencia together form one of the nation's most valuable landholdings. They are located on the Company's 36,000 acres, 30 miles north of downtown Los Angeles.

        The Company maintains a web site at http://www.newhall.com.

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